UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

NORTH CAROLINA	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

135 BOXWOOD VILLAGE DRIVE, MOCKSVILLE, NORTH CAROLINA	27028
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (336) 751-5755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Bank of the Carolinas Corporation (the "Company"), entered into a written agreement (the "Agreement") with the Federal Reserve Bank of Richmond, on August 26, 2011.

Source of Strength. The Agreement requires that the Company take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to its wholly-owned subsidiary, Bank of the Carolinas (the "Bank"), and ensure that the Bank complies with the requirements of the consent order entered into between the North Carolina Commissioner of Banks, the FDIC and the Bank.

Dividends, Distributions, and other Payments. The Agreement prohibits the Company's payment of any dividends without the prior approval of the Federal Reserve Bank of Richmond and the Director of the Division of Banking Supervision and Regulation. It also prohibits the Company from directly or indirectly taking any dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Federal Reserve Bank of Richmond.

Under the terms of the Agreement, the Company and the Bank may not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Federal Reserve Bank of Richmond and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve Board of Governors.

Debt and Stock Redemption. The Agreement requires that the Company and any non-bank subsidiary of the Company not, directly or indirectly, incur, increase or guarantee any debt without the prior written approval of the Federal Reserve Bank. The Agreement also requires that the Company not, directly or indirectly, purchase or redeem any shares of its capital stock without the prior written approval of the Federal Reserve Bank of Richmond.

Capital Plan, Cash Flow Projections and Progress Reports. The Agreement requires that the Company file an acceptable capital plan and certain cash flow projections with the Federal Reserve Bank of Richmond. It also requires that the Company file a written progress report within 30 days after the end of each calendar quarter while the Agreement remains in effect.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing

On August 25, 2011, Bank of the Carolinas Corporation (the "Company") received a noncompliance notice from the Nasdaq Listing Qualifications Department. The notice states that the Company has not maintained a minimum market value of publicly held shares of $5,000,000 for thirty consecutive business days and that the Company is therefore not in compliance with Nasdaq Listing Rule 5450(b)(1)(C). The Company has a compliance period of 180 calendar days, or until February 21, 2012, in which to regain compliance. The Company can regain compliance if at any time during this 180-day period the market value of publicly held shares closes at $5,000,000 or more for a minimum of ten consecutive business days. The Company intends to monitor the market value of its publicly held shares and will consider available options to resolve this deficiency and regain compliance with the Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION By: /s/ Eric E. Rhodes Eric E. Rhodes Executive Vice President and Chief Financial Officer
Dated: August 31, 2011